Exhibit 21.1

List of Subsidiaries of Natural Resource Partners L.P.

NRP (Operating) LLC
NRP Oil and Gas LLC
NRP Finance Corporation
WPP LLC
ACIN LLC
WBRD LLC
Hod LLC
Shepard Boone Coal Company LLC
Gatling Mineral, LLC
Independence Land Company, LLC
Williamson Transport, LLC
Little River Transport, LLC
Rivervista Mining, LLC
Deepwater Transportation, LLC
NRP Trona LLC
VantaCore Partners LLC
Laurel Aggregates Terminal Services of Delaware, LLC
Laurel Aggregates of Delaware, LLC
Laurel Aggregates of PA, LLC
Utica Resources LLC
Winn Materials, LLC
Winn Materials of Kentucky, LLC
Winn Marine, LLC
McIntosh Construction Company, LLC
McAsphalt. LLC
Southern Aggregates, LLC
Lake Lynn Transportation LLC
BRP LLC (51% interest)
CoVal Leasing Company, LLC (51% interest)